Exhibit 99.1

Sonder Holdings Inc. Issues Statement Regarding Silicon Valley Bank

SAN FRANCISCO, March 10, 2023 - Sonder Holdings Inc. (NASDAQ: SOND; the “Company” or “Sonder”), a leading next-generation hospitality company that is redefining the guest experience through technology and design, issued a statement regarding Silicon Valley Bank.

The Company had $289 million of cash and restricted cash as of December 31, 2022, over half of which is held in a AAA-rated BlackRock money market fund. As of March 9, 2023, the Company had approximately $2 million in an operating cash account and approximately $20 million in deposit accounts with Silicon Valley Bank (SVB).

Sonder also holds a $60 million line of credit facility with SVB issued in the ordinary course of business for the benefit of property owners and other counterparties, of which $13 million is currently utilized in the form of letters of credit.

We continue to actively monitor the evolving situation with SVB and will take appropriate actions as needed.

About Sonder Holdings Inc.

Sonder (NASDAQ: SOND) is revolutionizing hospitality through innovative, tech-enabled service and inspiring, thoughtfully designed accommodations combined into one seamless experience. Launched in 2014 and headquartered in San Francisco, Sonder provides a variety of accommodation options — from spacious rooms to fully-equipped suites and apartments — found in over 40 markets spanning ten countries and three continents. The Sonder app gives guests full control over their stay. Complete with self-service features, simple check-in and 24/7 on-the-ground support, amenities and services at Sonder are just a tap away, making a world of better stays open to all.

To learn more, visit www.sonder.com or follow Sonder on Facebook, Twitter or Instagram.
Download the Sonder app on Apple or Google Play.

Contacts

Media:
press@sonder.com

Investor:
ir@sonder.com